Exhibit 99.1
INNOVAGE ANNOUNCES FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2025
DENVER, CO., September 9, 2025 - InnovAge Holding Corp. (“InnovAge” or the “Company”) (Nasdaq: INNV), an industry leader in providing comprehensive healthcare programs to frail, predominantly dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE), today announced financial results for its fiscal fourth quarter and full year ended June 30, 2025.

“Fiscal 2025 was a strong year. The combination of responsible growth, financial discipline, clinical performance, and compliance execution is what gives us confidence in the durability of our progress,” said Patrick Blair, CEO. “We expect Fiscal 2026 to continue that momentum.”
Financial Results

	Three Months Ended		Year Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
in thousands, except percentages and per share amounts
Total revenues	$221,417	$199,401	$853,699	$763,855
Loss Before Income Taxes	(4,202)	(946)	(34,027)	(21,819)
Net Loss	(5,009)	(2,254)	(35,343)	(23,221)
Net Loss margin	(2.3)%	(1.1)%	(4.1)%	(3.0)%

Net Loss Attributable to InnovAge Holding Corp.	$(785)	$(1,700)	$(30,313)	$(21,338)
Net Loss per share - basic and diluted	(0.01)	(0.01)	(0.22)	(0.16)

Center-level Contribution Margin(1)	$41,287	$36,578	$153,639	$132,064
Adjusted EBITDA(1)	11,326	5,237	34,462	16,474
Adjusted EBITDA margin(1)	5.1%	2.6%	4.0%	2.2%
Fiscal Year 2025 Financial Performance
•Total revenue of $853.7 million, increased approximately 11.8% compared to $763.9 million in 2024
•Loss Before Income Taxes of $34.0 million, increased by 56.0% compared to a Loss Before Income Taxes of $21.8 million in 2024
•Loss Before Income Taxes as a percent of revenue of 4.0% increased 1.1 percentage points compared to Loss Before Income Tax as a percent of revenue of 2.9% in 2024
•Net loss of $35.3 million increased 52%, compared to a net loss of $23.2 million in 2024

•Net loss margin of 4.1%, increased 1.1 percentage points compared to a net loss margin of 3.0% in 2024
•Net loss attributable to InnovAge Holding Corp. of $30.3 million, or a loss of $0.22 per share, compared to a net loss of $21.3 million, or $0.16 per share in 2024
•Center-level Contribution Margin(1) of $153.6 million, increased 16.3% compared to $132.1 million in 2024
•Center-level Contribution Margin(1) as a percent of revenue of 18.0%, increased 0.7 percentage points compared to 17.3% in 2024
•Adjusted EBITDA(1) of $34.5 million, an increase of $18.0 million compared to $16.5 million in 2024
•Adjusted EBITDA(1) margin of 4.0%, an increase of 1.9 percentage points compared to 2.2% in 2024
•Census of approximately 7,740 participants compared to 7,020 participants in 2024
(1) Center-level Contribution Margin, Center-level Contribution Margin as a percent of revenue, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. For more details and for a definition and reconciliation of these non-GAAP measures to the most closely comparable GAAP measures for the periods indicated, see “Note Regarding Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP and Non-GAAP Measures.”
Full Fiscal Year 2026 Financial Guidance

Based on information as of today, September 9, 2025, InnovAge is issuing the following financial guidance.

	Low	High
	dollars in millions
Census	7,900	8,100
Total Member Months(1)	91,600	94,400

Total revenues	$900	$950
Adjusted EBITDA(2)	56	65

Expected results and estimates may be impacted by factors outside the Company’s control, and actual results may be materially different from this guidance. See “Forward-Looking Statements - Safe Harbor” included herein.

(1) We define Total Member Months as the total number of participants multiplied by the number of months within a year in which each participant was enrolled in our program. Management believes this is a useful metric as it more precisely tracks the number of participants the Company serves throughout the year.

(2)Adjusted EBITDA is a non-GAAP measure. See “Note Regarding Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP and Non-GAAP Measures” for a definition of historical Adjusted EBITDA and a reconciliation to net loss, the most closely comparable GAAP measure. The Company is unable to provide guidance for net loss or a reconciliation of the Company’s Adjusted EBITDA guidance because it cannot provide a meaningful or accurate calculation or estimation of certain reconciling items without unreasonable effort. The Company’s inability to do so is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including variations in effective tax rate, expenses to be incurred for acquisition activities and other one-time or exceptional items.

Conference Call
The Company will host a conference call this afternoon at 5:00 p.m. Eastern Time.  A live audio webcast of the call will be available on the Company’s website, https://investor.innovage.com/. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for a limited time.  To access the call by phone, please go to this link (registration link), for dialing instructions and a unique access pin.  We encourage participants to dial into the call fifteen minutes ahead of the scheduled start time.
About InnovAge
InnovAge is a market leader in managing the care of high-cost, frail, and predominantly dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE). With a mission of enabling older adults to age independently in their own homes for as long as safely possible, InnovAge’s patient-centered care model is designed to improve the quality of care its participants receive while reducing over-utilization of high-cost care settings. InnovAge believes its PACE healthcare model is one in which all constituencies — participants, their families, providers and government payors — “win.” As of June 30, 2025, InnovAge served approximately 7,740 participants across 20 centers in six states. https://www.innovage.com/.
Investor Contact:
Ryan Kubota
rkubota@innovage.com
Media Contact:
Lara Hazenfield
lhazenfield@innovage.com
Forward-Looking Statements - Safe Harbor
This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts. Examples of forward-looking statements include, among others, statements we may make regarding quarterly or annual guidance; financial outlook, including future revenues and future earnings; the viability of our growth strategy including our ability or expectations to increase the number of participants we serve, build and/or open de novo centers, or to identify and execute tuck-in acquisitions, joint ventures and strategic partnerships; the expected impact of government policies and the macroeconomic environment; our ability to control costs, mitigate the effects of elevated expenses or reduced healthcare budgets, expand our payer capabilities, implement clinical value and operational value initiatives and strengthen enterprise functions; results of periodic inspections, reviews and audits, legal proceedings and government investigations and actions; relationships and discussions with regulatory agencies; our ability to effectively implement Company-wide transformation initiatives; reimbursement and regulatory developments; market developments; new pharmacy services; and the effects of any of the foregoing on our future results of operations or financial conditions.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on currently available information and our current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control and may cause our actual results and financial condition to differ materially. Important factors that could cause our actual results and financial condition to differ materially include, among others, the following: (i) the viability of our growth strategy, including our ability to find suitable geographies for new centers and to attract new participant and retain existing participants in new and existing centers and our ability to obtain licenses to open such centers; (ii) our ability to identify, successfully complete and integrate acquisitions, joint ventures another strategic partnerships; (iii) the impact on our business from ongoing macroeconomic related challenges, including labor shortages, labor competition, inflation, tariffs and trade disputes; (iv) inspections, reviews, audits and investigations under the federal and state government programs, including our ability to sufficiently cure any deficiencies identified; (v) legal proceedings, enforcement actions and litigation and disputes, which are costly to defend; (vi) under our PACE contracts, we assume all of the risk that the cost of providing services will exceed our compensation; (vii) the dependence of our revenues upon a limited number of government payors, including the risk of sudden loss of any of our government contracts; (viii) the impact of state and federal efforts to reduce healthcare spending, including recent legislation reducing the budget that funds Medicaid; (ix) the risk that our submissions to government payors may contain inaccurate or unsupportable information, including regarding risk adjustment scores of participants, subjecting us to repayment obligations or penalties; (x) and our ability to comply with the continued listing requirements of Nasdaq.

Forward-looking statements are based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. We advise you to not place undue reliance on forward-looking statements and to review our risk factors and other disclosures included in the reports we file or furnish with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
Note Regarding Use of Non-GAAP Financial Measures
In addition to reporting financial information in accordance with generally accepted accounting principles (“GAAP”), the Company is also reporting Center-level Contribution Margin, Center-level Contribution Margin as a percent of revenue, Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. These non-GAAP measures are supplemental measures of operating performance monitored by management that are not defined under GAAP and that do not represent, and should not be considered as, an alternative to net income (loss) before income taxes, net income (loss) before income taxes margin, net income (loss) and net income (loss) margin, as applicable, as determined by GAAP. We believe that these non-GAAP measures are appropriate measures of operating performance because the metrics eliminate the impact of certain expenses that, in the case of Adjusted EBITDA, do not relate to our ongoing business performance, allowing us to more effectively evaluate our core operating performance and trends from period to period. Our definitions and calculations of non-GAAP measures may vary and not be comparable to similarly titled measures reported by other companies. We believe that these non-GAAP measures help investors and analysts in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, the analysis of other comparable GAAP financial measures.

The Company’s management uses Center-level Contribution Margin as the measure for assessing performance of its operating segments and allocating resources, predominantly in the annual budget and forecasting process. For the purpose of evaluating Center-level Contribution Margin on a center-by-center basis, we do not allocate our sales and marketing expense or corporate, general and administrative expenses across our centers. We define Center-level Contribution Margin as total revenues less external provider costs and cost of care, excluding depreciation and amortization, which includes all medical and pharmacy costs.

We define Adjusted EBITDA as net loss adjusted for interest expense, net, other investment income, depreciation and amortization, and provision (benefit) for income tax as well as addbacks for non-recurring expenses or exceptional items, including charges relating to management equity compensation, litigation costs and settlement, M&A diligence, transaction and integration, business optimization, electronic medical record (EMR) implementation, gain (loss) on cost and equity method investments, asset impairments and loss on sale of assets. Adjusted EBITDA margin is Adjusted EBITDA expressed as a percentage of our total revenue.

Schedule 1
InnovAge
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	June 30, 2025	June 30, 2024
Assets
Current Assets
Cash and cash equivalents	$64,129	$56,946
Short-term investments	41,775	45,833
Restricted cash	11	14
Accounts receivable, net of allowance ($— – June 30, 2025 and $6,729 – June 30, 2024)	36,373	48,106
Prepaid expenses	24,472	18,919
Income tax receivable	3,310	3,324
Assets held for sale	6,038	—
Total current assets	176,108	173,142
Noncurrent Assets
Property and equipment, net	168,044	193,022
Operating lease assets	26,901	28,416
Investments	—	2,645
Deposits and other	9,875	5,949
Goodwill	142,046	139,949
Other intangible assets, net	3,877	4,538
Total noncurrent assets	350,743	374,519
Total assets	$526,851	$547,661
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$76,750	$55,459
Reported and estimated claims	58,971	55,404
Due to Medicaid and Medicare	14,382	15,197
Current portion of long-term debt	2,250	3,795
Current portion of finance lease obligations	5,234	4,599
Current portion of operating lease obligations	4,682	4,145
Liabilities held for sale	2,538	—
Total current liabilities	164,807	138,599
Noncurrent Liabilities
Deferred tax liability, net	8,761	7,460
Finance lease obligations	7,535	12,743
Operating lease obligations	23,918	26,275
Other noncurrent liabilities	1,458	1,298
Long-term debt, net of debt issuance costs	57,464	61,478
Total liabilities	263,943	247,853
Commitments and Contingencies (See Note 9)
Redeemable Noncontrolling Interest (See Note 4)	25,010	22,200
Stockholders’ Equity
Common stock, $0.001 par value; 500,000,000 authorized as of each of June 30, 2025 and 2024; 136,903,271 issued and 135,440,292 outstanding as of June 30, 2025 and 136,152,858 issued and 136,116,299 outstanding as of June 30, 2024.	137	136
Treasury stock at cost, 1,462,979 and 36,559 shares as of June 30, 2025 and June 30, 2024, respectively	(7,500)	(179)
Additional paid-in capital	343,378	337,615
Retained deficit	(101,047)	(68,311)
Total InnovAge Holding Corp.	234,968	269,261
Noncontrolling interests	2,930	8,347
Total stockholders’ equity	237,898	277,608
Total liabilities and stockholders’ equity	$526,851	$547,661

Schedule 2
InnovAge
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

	Three Months Ended		Year Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Revenues
Capitation revenue	$221,060	$199,080	$852,353	$762,570
Other service revenue	357	321	1,346	1,285
Total revenues	221,417	199,401	853,699	763,855
Expenses
External provider costs	108,169	102,691	431,152	403,010
Cost of care, excluding depreciation and amortization	71,961	60,132	268,908	228,781
Sales and marketing	7,100	6,541	28,217	24,957
Corporate, general and administrative	27,823	29,591	122,058	111,337
Depreciation and amortization	3,394	5,329	19,510	18,950
Impairments and loss on assets held for sale	5,120	—	13,615	—
Total expenses	223,567	204,284	883,460	787,035
Operating Loss	(2,150)	(4,883)	(29,761)	(23,180)

Other Income (Expense)
Interest expense, net	(893)	(1,404)	(4,612)	(4,023)
(Loss) gain on cost and equity method investments	(1,409)	4,842	(1,393)	2,842
Other income, net	250	499	1,739	2,542
Total other (expense) income	(2,052)	3,937	(4,266)	1,361
Loss Before Income Taxes	(4,202)	(946)	(34,027)	(21,819)
Provision for Income Taxes	807	1,308	1,316	1,402
Net Loss	(5,009)	(2,254)	(35,343)	(23,221)
Less: net loss attributable to noncontrolling interests	(4,224)	(554)	(5,030)	(1,883)
Net Loss Attributable to InnovAge Holding Corp.	$(785)	$(1,700)	$(30,313)	$(21,338)

Weighted-average number of common shares outstanding - basic	135,133,574	136,023,975	135,387,555	135,902,214
Weighted-average number of common shares outstanding - diluted	135,133,574	136,023,975	135,387,555	135,902,214

Net loss per share - basic	$(0.01)	$(0.01)	$(0.22)	$(0.16)
Net loss per share - diluted	$(0.01)	$(0.01)	$(0.22)	$(0.16)

Schedule 3
InnovAge
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Year Ended June 30,
	2025	2024
Operating Activities
Net loss	$(35,343)	$(23,221)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Loss on disposal of assets	508	78
Provision for uncollectible accounts	524	7,010
Depreciation and amortization	19,510	18,950
Operating lease rentals	6,361	5,339
Loss (gain) on cost and equity method investments	1,393	(2,842)
Impairments and loss on assets held for sale	13,615	—
Amortization of deferred financing costs	429	429
Stock-based compensation	7,619	6,832
Deferred income taxes	1,301	1,224
Other	1,714	1,449
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable, net	11,210	(30,333)
Prepaid expenses	(4,041)	(703)
Income tax receivable	14	(3,062)
Deposits and other	(6,419)	(2,829)
Accounts payable and accrued expenses	20,431	1,370
Reported and estimated claims	3,567	12,294
Due to Medicaid and Medicare	(814)	6,054
Income taxes payable	—	(1,212)
Operating lease liabilities	(8,713)	(5,610)
Deferred revenue	—	(28,115)
Net cash provided by (used in) operating activities	32,866	(36,898)
Investing Activities
Purchases of property and equipment	(6,263)	(7,914)
Purchases of short-term investments	(2,065)	(2,385)
Proceeds from sale of short-term investments	6,300	3,000
Proceeds from dissolution of equity method investments	1,252	4,842
Acquisition of business	(4,774)	(23,916)
Net cash used in investing activities	(5,550)	(26,373)
Financing Activities
Payments for finance lease obligations	(6,107)	(4,637)
Principal payments on long-term debt	(3,799)	(3,795)
Repurchase of equity securities	(7,321)	(179)
Contribution from joint venture partner	—	2,900
Taxes paid related to net settlements of stock-based compensation awards	(1,855)	(1,323)
Net cash used in financing activities	(19,082)	(7,034)

Net change in cash, cash equivalents and restricted cash including cash of $1.05 million reclassified to assets held for sale	8,234	(70,305)
Less: change in cash and restricted cash reclassified to assets held for sale	(1,054)	—
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS & RESTRICTED CASH	7,180	(70,305)
CASH, CASH EQUIVALENTS & RESTRICTED CASH, BEGINNING OF PERIOD	56,960	127,265
CASH, CASH EQUIVALENTS & RESTRICTED CASH, END OF PERIOD	$64,140	$56,960

Supplemental Cash Flows Information
Interest paid	$4,348	$4,063
Income taxes paid	$1	$4,452
Property and equipment included in accounts payable	$1,734	$181
Property and equipment purchased under capital leases	$1,533	$4,142

Schedule 4
InnovAge
RECONCILIATION OF GAAP AND NON-GAAP MEASURES
(IN THOUSANDS) (UNAUDITED)

Adjusted EBITDA

	Three Months Ended		Year Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Net Loss	$(5,009)	$(2,254)	$(35,343)	$(23,221)
Interest expense, net	893	1,404	4,612	4,023
Other investment income(a)	(497)	(598)	(2,247)	(2,385)
Depreciation and amortization	3,394	5,329	19,510	18,950
Provision for income tax	807	1,308	1,316	1,402
Stock-based compensation	1,550	1,692	7,619	6,832
Litigation costs and settlement(b)	1,626	2,076	19,367	4,878
M&A diligence, transaction and integration(c)	(222)	394	1,360	778
Business optimization(d)	2,195	727	3,040	4,399
EMR implementation(e)	—	1	—	3,660
Loss (gain) on cost and equity method investments(f)	1,393	(4,842)	1,393	(2,842)
Asset impairments and loss on assets held for sale(g)	4,976	—	13,615	—
Loss on sale of assets(h)	220	—	220	—
Adjusted EBITDA	$11,326	$5,237	$34,462	$16,474

Net loss margin	(2.3)%	(1.1)%	(4.1)%	(3.0)%
Adjusted EBITDA margin	5.1%	2.6%	4.0%	2.2%
_______________________
(a)Reflects investment income related to short term investments included in our consolidated statements of operations.
(b)Reflects charges/(credits) related to litigation by stockholders, litigation related to de novo center, civil investigative demands, and arbitration with our former pharmacy provider. Costs reflected consist of litigation costs considered one-time in nature and outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy. For the year ended June 30, 2025, includes $10.1 million accrued in connection with the potential settlement of the previously disclosed stockholder class action.
(c)Reflects charges related to M&A transaction and integrations.
(d)Reflects charges related to business optimization initiatives. Such charges related to one-time investments in projects designed to enhance our technology and compliance systems and improve and support the efficiency and effectiveness of our operations. For the year ended June 30, 2025 this includes (i) $2.5 million of costs associated with organizational restructure and executive severance, and (ii) $0.5 million related to other non-recurring projects aimed at reducing costs and improving efficiencies. For the year ended June 30, 2024, this includes (i) $3.1 million of costs associated with third party consultants to implement core provider initiatives, assess our risk-bearing capabilities, and strengthen our enterprise capabilities, (ii) $0.3 million of costs associated with organizational restructure, and (iii) $0.9 million related to other non-recurring projects aimed at reducing costs and improving efficiencies.For the three months ended June 30, 2025, this includes $2.1 million of costs associated with third party consultants to implement core provider initiatives, assess our risk-bearing capabilities, and strengthen our enterprise capabilities. For the three months ended June 30, 2024, costs include (i) $0.5 million in third party consultants to implement our core provider initiatives, assess our risk-bearing payor capabilities, and strengthen our enterprise capabilities and (ii) $0.2 million in fees associated with the Pinewood Lodge, LLLP (PWD”) dissolution.
(e)Reflects non-recurring expenses relating to the implementation of a new EMR vendor.
(f)For the year ended June 30, 2025, reflects $2.6 million impairment loss for the investment in DispatchHealth Holdings Inc. partially offset by $1.3 million net benefit associated with the dissolution of the PWD partnership. For the year ended June 30, 2024, reflects

$4.8 million net benefit associated with the dissolution of the PWD partnership partially offset by $2.0 million impairment in Jetdoc investment.
(g)Reflects (i) impairment charges related to ROU asset and construction in progress related to halting developments to a previously planned de novo center in Louisville, Kentucky that the Company is no longer pursuing, (ii) loss on assets held for sale, and (iii) loss on settlement of lease liability in Louisville, Kentucky.
(h)Reflects loss on sale of center equipment that was originally purchased for the center in Louisville, Kentucky.

Three Months Ended
March 31, 2025

Net Loss	$(11,133)
Interest expense, net	1,160
Other investment income(a)	(503)
Depreciation and amortization	5,386
Provision for income tax	72
Stock-based compensation	2,035
Litigation costs and settlement(b)	13,277
M&A diligence, transaction and integration(c)	202
Business optimization(d)	152
EMR implementation(e)	—
Loss on cost and equity method investments(f)	—
Asset impairments and loss on assets held for sale(g)	144
Adjusted EBITDA	$10,792

Net loss margin	(5.8)%
Adjusted EBITDA margin	5.6%
_______________________
(a)Reflects investment income related to short term investments included in our consolidated statement of operations.
(b)Reflects charges/(credits) related to litigation by stockholders, litigation related to de novo center, and civil investigative demands. Costs reflected consist of litigation costs considered one-time in nature and outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy. For the three months ended March 31, 2025, includes $10.7 million accrued in connection with the potential settlement of the previously disclosed stockholder class action.
(c)Reflects charges related to M&A transaction and integrations.
(d)Reflects charges related to business optimization initiatives. Such charges relate to one-time investments in projects designed to enhance our technology and compliance systems and improve and support the efficiency and effectiveness of our operations. For the three months ended March 31, 2025, this primarily includes costs related to other non-recurring projects aimed at reducing costs and improving efficiencies.
(e)Reflects non-recurring expenses relating to the implementation of a new EMR vendor.
(f)Reflects (i) impairment charges related to ROU asset and construction in progress related to halting developments to a previously planned de novo center in Louisville, Kentucky that the Company is no longer pursuing and (ii) loss on sale of center equipment that was originally purchased for the center in Louisville, Kentucky.
(g)Reflects impairment charges related to our minority equity interest in Jetdoc, Inc.

Center-Level Contribution Margin

	Year Ended June 30, 2025			Year Ended June 30, 2024
in thousands	PACE	All other(1)	Totals	PACE	All other(1)	Totals
Capitation revenue	$852,353	$—	$852,353	$762,570	$—	$762,570
Other service revenue	356	990	1,346	310	975	1,285
Total revenues	852,709	990	853,699	762,880	975	763,855
External provider costs	431,152	—	431,152	403,010	—	403,010
Cost of care, excluding depreciation and amortization	268,338	570	268,908	228,203	578	228,781
Center-Level Contribution Margin	153,219	420	153,639	131,667	397	132,064

Sales and marketing			28,217			24,957
Corporate, general and administrative			122,058			111,337
Depreciation and amortization			19,510			18,950
Impairments and loss on assets held for sale			13,615			—
Operating loss			(29,761)			(23,180)
Other income			(4,266)			1,361
Loss Before Income Taxes			$(34,027)			$(21,819)
Loss Before Income Taxes as a % of revenue			(4.0)%			(2.9)%
Center- Level Contribution Margin as a % of revenue			18.0%			17.3%

	Three Months Ended June 30, 2025			Three Months Ended June 30, 2024
in thousands	PACE	All other(1)	Totals	PACE	All other(1)	Totals
Capitation revenue	$221,060	$—	$221,060	$199,080	$—	$199,080
Other service revenue	104	253	357	78	243	321
Total revenues	221,164	253	221,417	199,158	243	199,401
External provider costs	108,169	—	108,169	102,691	—	102,691
Cost of care, excluding depreciation and amortization	71,816	145	71,961	59,976	156	60,132
Center-Level Contribution Margin	41,179	108	41,287	36,491	87	36,578

Sales and marketing			7,100			6,541
Corporate, general and administrative			27,823			29,591
Depreciation and amortization			3,394			5,329
Impairments and loss on assets held for sale			5,120			—
Operating loss			(2,150)			(4,883)
Other income			(2,052)			3,937
Loss Before Income Taxes			$(4,202)			$(946)
Loss Before Income Taxes as a % of revenue			(1.9)%			(0.5)%
Center- Level Contribution Margin as a % of revenue			18.6%			18.3%

Center-Level Contribution Margin

	Three Months Ended March 31, 2025
(In thousands)	PACE	All other(1)	Totals
Capitation revenue	$217,819	$—	$217,819
Other service revenue	79	244	323
Total revenues	217,898	244	218,142
External provider costs	107,896	—	107,896
Cost of care, excluding depreciation and amortization	69,372	127	69,499
Center-Level Contribution Margin	40,630	117	40,747

Sales and marketing			6,922
Corporate, general and administrative			38,597
Depreciation and amortization			5,386
Impairments and loss on assets held for sale			—
Operating Loss			(10,158)
Other income			(903)
Loss Before Income Taxes			$(11,061)
Loss Before Income Taxes as a % of revenue			(5.1)%
Center- Level Contribution Margin as a % of revenue			18.7%
_______________________

(1)Center-level Contribution Margin from a segment below the quantitative thresholds was attributable to the Senior Housing operating segment of the Company as of June 30, 2025. This segment has never met any of the quantitative thresholds for determining reportable segments.